Exhibit 5.1

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ASAT Holdings Limited PO Box 309GT Ugland House South Church Street George Town Grand Cayman Cayman Islands (the “Company”)	Direct: +852 2971 3046 Mobile: +852 9223 0046 E-mail:matthew.bode@maplesandcalder.com

24 February 2006

Dear Sir

ASAT Holdings Limited – Form F-1 (Re-sale Shelf filing)

We have examined the Registration Statement on Form F-1 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about 24 February 2006 in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Act”), of, inter alia, an aggregate of 222,334,970 ordinary shares, par value $0.01 per share (“Ordinary Shares”), issuable as set out below.

The Registration Statement relates to your re-sale shelf filing which purports to permit, the selling shareholders referred to in the Form F-1 (the “Selling Shareholders”), to re-sell to the public the American Depository Shares (“ADSs”) representing the Ordinary Shares issuable (i) upon conversion of the Series A Redeemable Convertible Preferred Shares (the “Series A Preferred Shares”) and the exercise of warrants (“SPA Warrants”) to purchase              Ordinary Shares sold initially by you in a private placement in October 2005 to the Selling Shareholders in connection with the securities purchase agreement (amended and restated on October 27, 2005) (the “Securities Purchase Agreement”), (ii) upon the exercise of the warrants (“PMLA Warrants”, and together with the SPA Warrants, the “Warrants”)) issued in connection with the purchase money loan agreement dated 27 October, 2005 (the “Purchase Money Loan Agreement”), or (iii) in payment of dividends, or issuable upon the conversion of Series A Preferred Shares paid as dividends, on the Series A Preferred Shares issued to the Selling Shareholders.

We have acted as your Cayman Islands legal advisers and are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1        DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation dated on 12 October 1999 and Memorandum and Articles of Association of the Company adopted by special resolution on 12 October 1999 and the Amended and Restated Memorandum of the Company adopted by special resolution on 14 July 2000 and the Amended and Restated Articles of

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Association of the Company adopted by special resolution on 17 November 2005 (together the “Amended and Restated Memorandum and Articles of Association”);

1.2	the minutes of the meetings of the Board of Directors of the Company held on 6 July 2000, 18 March 2005, 26 July 2005, 13 October 2005, and 18 January 2006 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the written resolutions of all the shareholders of the Company passed on 12 October 2005 and 17 November 2005;

1.4	a certificate of good standing issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.5	a certificate from a Director of the Company (the “Director’s Certificate”); and

1.6	the Registration Statement.

2        ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)	The genuineness of all signatures and seals.

3        OPINIONS

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of Ordinary Shares upon conversion of the Series A Preferred Shares by the Company has been duly authorised by the Company. The Ordinary Shares (referred to in this paragraph)(assuming that the Amended and Restated Articles of Association of the Company remain unchanged and the Ordinary Shares referred to in this paragraph have been issued in accordance with the Amended and Restated Memorandum and Articles of Association) when issued and allotted, and registered in the register of members (shareholders), will be legally issued and allotted, fully paid and non-assessable.

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3.3	The issue of Ordinary Shares upon the exercise of the Warrants has been duly authorised by the Company. The Ordinary Shares, when issued upon the exercise of the Warrants (assuming that the subscription monies therefore have been paid in full to the Company, the Amended and Restated Articles of Association of the Company remain unchanged and the Ordinary Shares referred to in this paragraph have been issued in accordance with the Amended and Restated Memorandum and Articles of Association), when issued and allotted, and registered in the register of members (shareholders), will be legally issued and allotted, fully paid and non-assessable.

3.4	The issue of Ordinary Shares in payment of dividends, or issuable upon the conversion of Series A Preferred Shares paid as dividends, on the Series A Preferred Shares, (assuming the board of directors of the Company has taken all necessary corporate action to approve the issuance of the Series A Preferred Shares or Ordinary Shares in payment of dividends, and payment of such dividends has been duly authorised and distributable reserves were available for the payment of dividends, and such payments have been duly made, and further assuming that the Amended and Restated Articles of Association of the Company remain unchanged and the Series A Preferred Shares and Ordinary Shares referred to in this paragraph have been issued in accordance with the Amended and Restated Memorandum and Articles of Association), when issued and allotted, and registered in the register of members (shareholders), will be legally issued and allotted, fully paid and non-assessable.

4        QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, and “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully

MAPLES and CALDER

/s/ Maples and Calder

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